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[CALFEE, HALTER & GRISWOLD LLP LETTERHEAD]


                                                                     EXHIBIT 5.1

                                  June 6, 2001

Hickok Incorporated
10514 Dupont Avenue
Cleveland, Ohio  44108

         We are familiar with the proceedings taken and proposed to be taken by Hickok Incorporated, an Ohio corporation (the "Company"), with respect to 121,000 Class A Common Shares, $1.00 par value (the "Shares"), of the Company to be offered and sold from time to time pursuant to the Company's 2000 Key Employees Stock Option Plan and the Company's 2000 Outside Directors Stock Option Plan (the "Plans"). As counsel for the Company, we have assisted in preparing a Registration Statement on Form S-8 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission to effect the registration of the Shares under the Securities Act of 1933, as amended.

         In this connection, we have examined such documents, records and matters of law as we have deemed necessary or advisable to render the opinion contained herein. Based upon our examination and inquiries, we are of the opinion that the Shares are duly authorized and, when offered and sold pursuant to the terms and conditions of the Plans, will be validly issued, fully paid and nonassessable.

         Our opinion is limited solely to the laws of the State of Ohio.

         We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. We do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                            Very truly yours,

                                            /s/ Calfee, Halter & Griswold LLP

                                            CALFEE, HALTER & GRISWOLD LLP